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                                                                    Exhibit a(3)

                           NWNL NORTHSTAR SERIES TRUST
                          Redesignation of Series and
                        Establishment and Designation of
        Additional Class of Shares of Beneficial Interest of each Series
                            Par Value $.01 Per Share

The undersigned, being a majority of the Trustees of NWNL NORTHSTAR SERIES TRUST (the "Trust"), a business trust established under the laws of the Commonwealth of Massachusetts by Declaration of Trust dated August 18, 1993 ("Declaration of Trust"), as amended by instruments dated August 20,1993 and October 7,1993, established three separate Series of the Trust (the "Funds"), and divided the shares of beneficial interest of each Fund into two separate classes.

The undersigned Trustees hereby redesignate the three Funds comprising the Trust, as follows: The Northstar Multi-Sector Bond Fund is redesignated "NWNL Northstar Multi-Sector Bond Fund", and the Class A shares and Class B shares of such Fund are likewise redesignated. The Northstar Income and Growth Fund is redesignated "NWNL Northstar Income and Growth Fund", and the Class A shares and Class B shares of such Fund are likewise redesignated. The Northstar High Yield Fund is redesignated "NWNL,Northstar High Yield Bond Fund" and the Class A shares and Class B shares of such Fund are likewise redesignated.

The Trustees hereby further divide the shares of beneficial interest of each Fund into an additional class of shares, having the following special and relative rights:

1. The additional class of shares OF the respective Funds shall be designated "NWNL Northstar Multi-Sector Bond Fund - Class C", "NWNL Northstar Income and Growth Fund - Class C", and "NWNL Northstar High Yield Bond Fund - Class C".

2. The Class C shares of beneficial interest, par value $0.01 of each Fund (hereinafter "Class C Shares"), shall have the preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications, and terns and conditions of redemption set forth in the Trust's Declaration of Trust, as amended, and shall be subject to all provisions thereof relating to shares of the Trust generally, and those set forth as follows:

      (a) Each Class C Share of each Fund shall be redeemable, shall represent a pro rata beneficial interest in the assets allocated to such Class of Shares of each Fund, and shall be entitled to receive its pro rata share of net assets allocable to such class of Shares of each Fund upon liquidation of a Fund, all as provided in the Declaration of Trust.